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                                                                    Exhibit 4.3



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                              AMENDED AND RESTATED


                             SHAREHOLDERS' AGREEMENT


                                  BY AND AMONG


                           BLACKSTONE CRYSTAL HOLDINGS
                       CAPITAL PARTNERS (CAYMAN) IV LTD.,


                  BLACKSTONE CAPITAL PARTNERS (CAYMAN) LTD. 1,


                  BLACKSTONE CAPITAL PARTNERS (CAYMAN) LTD. 2,


                  BLACKSTONE CAPITAL PARTNERS (CAYMAN) LTD. 3,


                                       AND


                     BA CAPITAL INVESTORS SIDECAR FUND, L.P.


                          DATED AS OF NOVEMBER 1, 2004



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                                TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----

Article I.        INTRODUCTORY MATTERS.......................................1
         1.1      Defined Terms..............................................1
         1.2      Construction...............................................4

Article II.       TRANSFERS..................................................5
         2.1      Limitations on Transfer....................................5
         2.2      Transfers to BACI Affiliate Transferees....................6
         2.3      Right of First Refusal.....................................7
         2.4      Tag-Along Rights...........................................8
         2.5      Drag-Along Rights.........................................10

Article III.      CORPORATE GOVERNANCE MATTERS..............................11
         3.1      Board of Directors........................................11
         3.2      Voting of Shares; Action by the Company...................13

Article IV.       SUBSCRIPTION RIGHTS.......................................13
         4.1      Subscription Right........................................13
         4.2      Subscription Notices......................................14

Article V.        COVENANTS.................................................14
         5.1      Books and Records; Access.................................14
         5.2      Periodic Reporting........................................14
         5.3      Confidentiality...........................................15
         5.4      Indemnification...........................................16
         5.5      Expenses and Fees.........................................16
         5.6      Use of Shareholders' Names................................16
         5.7      Redomiciliation...........................................17

Article VI.       MISCELLANEOUS.............................................17
         6.1      Additional Securities Subject to Agreement................17
         6.2      Recapitalization, Exchange, Etc...........................17
         6.3      Termination...............................................17
         6.4      Notices...................................................17
         6.5      Further Assurances........................................18
         6.6      Assignment................................................19
         6.7      Amendment; Waiver.........................................19
         6.8      Third Parties.............................................19
         6.9      Governing Law.............................................19
         6.10     Jurisdiction..............................................19
         6.11     MUTUAL WAIVER OF JURY TRIAL...............................20
         6.12     Specific Performance......................................20
         6.13     Entire Agreement..........................................20
         6.14     Titles and Headings.......................................20
         6.15     Severability..............................................20
         6.16     Counterparts..............................................21

Exhibit A.........Restructuring


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                  AMENDED AND RESTATED SHAREHOLDERS' AGREEMENT

                  AMENDED AND RESTATED SHAREHOLDERS' AGREEMENT, dated as of November 1, 2004, by and among Blackstone Crystal Holdings Capital Partners (Cayman) IV Ltd. (the "COMPANY"), Blackstone Capital Partners (Cayman) Ltd. 1 ("BCP 1"), Blackstone Capital Partners (Cayman) Ltd. 2 ("BCP 2"), Blackstone Capital Partners (Cayman) Ltd. 3 ("BCP 3" and, together with BCP 1 and BCP 2 and their respective successors and Permitted Assigns (as hereinafter defined), the "BLACKSTONE ENTITIES"), each an exempted company incorporated under the laws of the Cayman Islands, and BA Capital Investors Sidecar Fund, L.P., a Cayman Islands limited partnership (together with its successors and Permitted Assigns, "BACI"). Each of the Blackstone Entities and BACI and their respective successors and Permitted Assigns are sometimes referred to individually as a "SHAREHOLDER" and together as the "SHAREHOLDERS."

                                   BACKGROUND:

                  WHEREAS, in connection with the consummation of the voluntary public takeover offer by a subsidiary of the Company for all of the outstanding registered ordinary shares of Celanese AG (the "OFFER"), the Blackstone Entities and BACI acquired Ordinary Shares, par value $0.01 per share, of the Company (the "ORDINARY SHARES"),

                  WHEREAS, the Blackstone Entities and BACI entered into the Shareholders' Agreement, dated as of April 6, 2004 (the "ORIGINAL AGREEMENT") to provide for certain matters relating to their respective holdings of Ordinary Shares and the governance of the Company,

                  WHEREAS, in accordance with Section 6.7 thereof, BCP 1, BCP 2, BCP 3 and BACI wish to amend and restate the Original Agreement in its entirety,

                  NOW, THEREFORE, the parties agree as follows:

                         ARTICLE I.  INTRODUCTORY MATTERS

                  1.1 DEFINED TERMS. In addition to the terms defined elsewhere herein, the following terms have the following meanings when used herein with initial capital letters:

                  "AFFILIATE" means, with respect to any Person, (i) any Person that directly or indirectly controls, is controlled by or is under common control with, such Person or (ii) any director, officer, member, partner (including limited partners) or employee of such Person or any Person specified in clause (i) above; PROVIDED that officers, directors or employees of the Company will be deemed not to be Affiliates of the Shareholders for purposes hereof solely by reason of being officers, directors or employees of the Company.

                  "AGREEMENT" means this Amended and Restated Shareholders' Agreement, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof.


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                  "ASSUMPTION AGREEMENT" means a writing reasonably satisfactory in form and substance to the Blackstone Entities whereby a BACI Affiliate Transferee becomes a party to, and agrees to be bound to the same extent as its transferor, by the terms of this Agreement.

                  "BACI" has the meaning set forth in the preamble.

                  "BACI AFFILIATE TRANSFEREE" has the meaning set forth in
         Section 2.2.

                  "BACI PERMITTED ASSIGN AGREEMENT" means an agreement reasonably satisfactory in form and substance to the Blackstone Entities whereby such Transferee agrees that it shall be bound by all of the provisions of this Agreement as if it were BACI, but shall not be entitled to the benefits of Article III hereof.

                  "BCP 1" has the meaning set forth in the preamble.

                  "BCP 2" has the meaning set forth in the preamble.

                  "BCP 3" has the meaning set forth in the preamble.

                  "BLACKSTONE ENTITIES" has the meaning set forth in the preamble.

                  "BLACKSTONE INTERVENING ENTITY" means BCP 1, BCP 2, BCP 3 and any other Person created by Blackstone Capital Partners (Cayman) IV L.P., Blackstone Capital Partners (Cayman) IV-A L.P., Blackstone Family Investment Partnership (Cayman) IV-A L.P. or Blackstone Chemical Coinvest Partners Cayman L.P. (collectively, the "Blackstone Funds"), but excluding the Blackstone Funds themselves, formed for the purpose of making the investment, directly or indirectly, in the Company.

                  "BLACKSTONE REPRESENTATIVE" means the Blackstone Entity designated from time to time by all of the Blackstone Entities to serve as the representative of the Blackstone Entities for certain purposes hereunder.

                  "BOARD" means the board of directors of the Company.

                  "BUSINESS DAY" means a day other than a Saturday, Sunday, federal or New York State holiday or other day on which commercial banks in New York City are authorized or required by law to close.

                  "COMPANY" has the meaning set forth in the preamble.

                  "DIRECTOR" means any member of the Board.

                  "DRAG-ALONG BUYER" has the meaning set forth in Section
         2.5(a).

                  "DRAG-ALONG NOTICE" has the meaning set forth in Section
         2.5(b).

                  "DRAG-ALONG SHAREHOLDERS" shall have the meaning as set forth in Section 2.5(a).

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                  "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

                  "HEDGE COST REIMBURSEMENT AGREEMENT" means the Hedge Cost Reimbursement Agreement, dated as of April 5, 2004, among the parties hereto and Blackstone Management Associates (Cayman) IV L.P.,] as such agreement may be amended, supplemented or otherwise modified from time to time.

                  "INITIAL PUBLIC OFFERING" means the closing of the first sale of common equity or equivalent securities of the Company to the public pursuant to an effective registration statement (other than a registration statement on Form S-4 or S-8 or any similar or successor form) filed under the Securities Act.

                  "INITIAL SHARE HOLDING PERIOD" has the meaning set forth in
         Section 2.1(a).

                  "MAJORITY SHAREHOLDERS" has the meaning set forth in Section 2.5(a).

                  "OFFER" has the meaning set forth in the preamble.

                  "OFFER NOTICE" has the meaning set forth in Section 2.3(a).

                  "OFFER PERIOD" has the meaning set forth in Section 2.3(a).

                  "ORDINARY SHARES" has the meaning set forth in the background section.

                  "PERMITTED ASSIGNS" means (i) with respect to any Blackstone Entity, a Transferee of Ordinary Shares of such Blackstone Entity that agrees to become party to, and to be bound to the same extent as its transferor by the terms of, this Agreement and (ii) with respect to BACI, a BACI Affiliate Transferee or a Transferee of Ordinary Shares of BACI that executes and delivers to the Company and each Blackstone Entity a BACI Permitted Assign Agreement.

                  "PERSON" means any individual, corporation, limited liability company, partnership, trust, joint stock company, business trust, unincorporated association, joint venture, governmental authority or other legal entity of any nature whatsoever.

                  "PREFERRED SHARES" means the preferred shares, par value $0.01 per share, of the Company.

                  "PROPOSED SALE" has the meaning set forth in Section 2.4(a).

                  "PROPOSED TRANSFEREE" has the meaning set forth in Section 2.4(a).

                  "PUBLIC OFFERING" means a sale of common equity or equivalent securities of the Company to the public pursuant to an effective registration statement (other than a registration statement on Form S-4 or S-8 or any similar or successor form) filed under the Securities Act.

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                  "REDOMICILIATION" has the meaning set forth in Section 5.7.

                  "REGISTRATION RIGHTS AGREEMENT" means the Registration Rights Agreement dated as of the date hereof among the Company and the Shareholders, as such agreement may be amended, supplemented or otherwise modified from time to time.

                  "RELATED PERSONS" has the meaning set forth in Section 5.4.

                  "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

                  "SHARE EQUIVALENTS" has the meaning set forth in Section 4.1.

                  "SHAREHOLDER" or "SHAREHOLDERS" has the meaning set forth in the preamble.

                  "SUBSCRIPTION AGREEMENT" means the Subscription Agreement dated April 5, 2004 among the Company and the Shareholders, as such agreement may be amended, supplemented or otherwise modified from time to time.

                  "SUBSCRIPTION NOTICE" has the meaning set forth in Section
         4.2.

                  "SUBSCRIPTION OFFER PERIOD" has the meaning set forth in
         Section 4.2.

                  "SUBSCRIPTION RIGHT PRO RATA SHARE" has the meaning set forth in Section 4.1.

                  "TAG-ALONG NOTICE" has the meaning set forth in Section
         2.4(b).

                  "TAGGING SHAREHOLDER" has the meaning set forth in Section 2.4(a).

                  "TENDER OFFER CLOSING" means the closing of the first acquisition of registered ordinary shares of Celanese AG by BCP Crystal Acquisition GmbH & Co. KG pursuant to its voluntary public takeover offer published February 2, 2004.

                  "TRANSFER" means a transfer, sale, assignment, pledge, hypothecation or other disposition, whether directly or indirectly pursuant to the creation of a derivative security, the grant of an option or other right, the imposition of a restriction on disposition or voting or transfer by operation of law. When used as a verb, "Transfer" shall have the correlative meaning. In addition, "Transferred" and "Transferee" shall have the correlative meanings.

                  1.2 CONSTRUCTION. (a) The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. Unless the context otherwise requires: (i) "OR" is disjunctive but not exclusive, (ii) words in the singular include the plural, and in the plural include the singular, and (iii) the words "HEREOF", "HEREIN", and "HEREUNDER" and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified.

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                             ARTICLE II. TRANSFERS

                  2.1 LIMITATIONS ON TRANSFER. Without the prior written consent of the Blackstone Representative, BACI may not Transfer any Ordinary Shares prior to the earlier of (x) the fifth (5th) anniversary of the date hereof and
(y) the six (6) month anniversary of the Initial Public Offering (or such shorter period as the underwriters for such Initial Public Offering shall require of either the Blackstone Entities or BACI) (the "INITIAL SHARE HOLDING PERIOD") other than (1) to a BACI Affiliate Transferee in accordance with the provisions of Section 2.2, (2) to one or more Blackstone Entities pursuant to
Section 2.3, (3) as a Tagging Shareholder pursuant to Section 2.4, (4) as a Drag-Along Shareholder pursuant to Section 2.5 or (5) pursuant to the rights set forth in the Registration Rights Agreement. Without limiting BACI's rights to transfer to a BACI Affiliate Transferee pursuant to clause (1) of the preceding sentence, in the event of any proposed Transfer by BACI of all of the Ordinary Shares held by BACI to a Transferee that is an institutional investor of national reputation and that executes a BACI Permitted Assign Agreement, which proposed Transfer is subject to the rights set forth in Section 2.3 below, such consent of the Blackstone Representative shall not be unreasonably withheld or delayed. After the Initial Share Holding Period, BACI may Transfer its Ordinary Shares only in accordance with, and subject to the applicable provisions of, this Article II or pursuant to the rights set forth in the Registration Rights Agreement. Any Transferee of BACI prior to the six (6) month anniversary of the Initial Public Offering (or such shorter period as the underwriters for such Initial Public Offering shall require of either the Blackstone Entities or BACI) must qualify as a BACI Permitted Assign.

                  (b) In the event of any purported Transfer by BACI of any Ordinary Shares in violation of the provisions of this Agreement, such purported Transfer will be void and of no effect and the Company will not give effect to such Transfer.

                  (c) Each certificate representing Ordinary Shares held by any Shareholder will bear a legend substantially to the following effect:

         "THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A SHAREHOLDERS' AGREEMENT AMONG Blackstone Crystal Holdings Capital Partners (Cayman) IV Ltd. AND THE SHAREHOLDERS PARTY THERETO, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY. THE SHAREHOLDERS' AGREEMENT CONTAINS, AMONG OTHER THINGS, CERTAIN PROVISIONS RELATING TO THE VOTING AND TRANSFER OF THE SHARES SUBJECT TO THE AGREEMENT. NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY, DIRECTLY OR INDIRECTLY, BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH SHAREHOLDERS' AGREEMENT. THE HOLDER OF THIS CERTIFICATE, BY ACCEPTANCE OF THIS CERTIFICATE, AGREES TO BE BOUND BY ALL OF THE PROVISIONS OF SUCH SHAREHOLDERS' AGREEMENT.

         THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE


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         TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS THEY HAVE BEEN REGISTERED
         UNDER THAT ACT OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE."

This legend will be removed by the Company, with respect to any certificate representing Ordinary Shares, by the delivery of substitute certificates without such legend in the event of (i) a Transfer permitted or not prohibited by this Agreement and in which the Transferee is not required to, pursuant to this
Article II, enter into an Assumption Agreement or a BACI Permitted Assign Agreement or (ii) the termination of this Agreement pursuant to the terms hereof, PROVIDED, HOWEVER, that the second paragraph of such legend will only be removed if at such time it is no longer required for purposes of applicable securities laws.

                  (d) Prior to the earlier of (i) the Initial Public Offering and (ii) the date on which BA Capital Investors Sidecar Fund, L.P., together with any BACI Affiliate Transferees, shall no longer be entitled to designate a Director pursuant to Section 3.1, no Blackstone Entity may Transfer Ordinary Shares (other than in connection with a drag-along of all of BACI's Ordinary Shares pursuant to Section 2.5) if, as a result of such Transfer, the Blackstone Entities would own, in the aggregate, less than a majority of the outstanding Ordinary Shares, unless such transferee agrees in writing to be bound by such Blackstone Entity's obligations under Section 3.2 with respect to such transferred Ordinary Shares, to the same extent applicable to such Blackstone Entity.

                  (e) Any Transfer by a Shareholder permitted under this Agreement shall be effective only upon receipt by the Company of information reasonably satisfactory to it, demonstrating that such Transfer is exempt from or not subject to the provisions of Section 5 of the Securities Act and any other applicable securities laws (for such purpose, an opinion of Kirkland & Ellis LLP, or other counsel reasonably acceptable to the Company, to that effect shall constitute such reasonably satisfactory information), provided that no such Transfer shall be permitted, except as permitted under the Registration Rights Agreement, if such Transfer would require the Company to register a class of equity securities under Section 12 of the Exchange Act under circumstances where the Company does not then have securities of any class registered under
Section 12 of the Exchange Act and such Transfer would cause such registration to be required.

                  2.2 TRANSFERS TO BACI AFFILIATE TRANSFEREES. During or after the Initial Share Holding Period, BACI may Transfer Ordinary Shares, subject to compliance with the other provisions of this Agreement, to an Affiliate of Bank of America Corporation who duly executes and delivers to the Company and each Blackstone Entity an Assumption Agreement (a "BACI AFFILIATE TRANSFEREE"); PROVIDED, HOWEVER, that in the event a transaction or event is contemplated in which any BACI Affiliate Transferee to which Ordinary Shares are Transferred will cease to qualify as a BACI Affiliate Transferee, other than in connection with the BONA FIDE sale or other disposition by Bank of America Corporation, or any of its Affiliates, of a business unit that includes such BACI Affiliate Transferee, such BACI Affiliate Transferee to which Ordinary Shares are Transferred shall, and BACI shall cause such BACI Affiliate Transferee to: (i) promptly notify the Company of the pending occurrence of such transaction or event; and (ii) prior to the time such BACI Affiliate Transferee ceases to be a BACI Affiliate Transferee, Transfer back to BA Capital Investors Sidecar Fund, L.P. (or to another BACI Affiliate

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Transferee) any Ordinary Shares it owns and such Transferee will execute and deliver an Assumption Agreement with respect thereto.

                  2.3 RIGHT OF FIRST REFUSAL. If at any time (i) during the Initial Share Holding Period and subject to the prior written consent of the Blackstone Representative as provided in Section 2.1, or (ii) before the six (6) month anniversary of the Initial Public Offering (or such shorter period as the underwriters for such Initial Public Offering shall require of either the Blackstone Entities or BACI), BACI proposes to Transfer, all or any portion of the Ordinary Shares held by it (other than (1) to a BACI Affiliate Transferee in accordance with Section 2.2, (2) as a Tagging Shareholder pursuant to Section 2.4, (3) as a Drag-Along Shareholder pursuant to Section 2.5 or (4) pursuant to the rights set forth in the Registration Rights Agreement) and BACI has received a bona fide arm's length offer for the Ordinary Shares subject to such Transfer, BACI shall deliver to the Blackstone Representative a written notice (the "OFFER NOTICE") of such proposed transaction, which shall identify the proposed Transferee and set forth the proposed terms of such Transfer, including the number of Ordinary Shares proposed to be Transferred and the purchase price therefor. The Offer Notice shall contain an irrevocable offer to sell to the Blackstone Entities the Ordinary Shares proposed to be Transferred at a price equal or equivalent (as determined in the manner set forth below) to the price contained in, and otherwise on the same terms and conditions of, the Offer Notice. The Blackstone Entities shall have fifteen (15) Business Days from the date the Offer Notice is received (the "OFFER PERIOD") to determine whether one or more of such Blackstone Entities, or one or more of their designees, shall exercise the right to purchase all (but not less than all) of the Ordinary Shares subject to the Offer Notice on the terms set forth in such Offer Notice, PROVIDED, HOWEVER, that if the proposed transaction includes any consideration other than cash, then, at the sole option of any such Blackstone Entity or designee, the relevant price shall be the equivalent cash price, determined (x) in the case of consideration consisting of securities listed or quoted on a national securities exchange or the Nasdaq National Market System, by the average daily closing sales price, as reported by Bloomberg L.P. (or if not reported by Bloomberg L.P., as reported by a reporting service of similar national reputation), of such securities on their principal trading market for the ten consecutive trading days preceding the date of receipt of the Offer Notice and (y) in the case of any other non-cash consideration, by the Board, acting reasonably and in good faith. If a Blackstone Entity does not respond to the Offer Notice within the Offer Period, then such Blackstone Entity will be deemed to have elected not to exercise the right of first refusal specified in the Offer Notice.

                  If one or more of the Blackstone Entities and/or their respective designees shall have agreed to purchase Ordinary Shares pursuant to this Section 2.3, the applicable Blackstone Entities and/or their designees shall consummate such purchase by delivering, against receipt of certificates or other instruments representing the Ordinary Shares being purchased, appropriately endorsed by BACI, the purchase price for such Ordinary Shares. Such closing date will be the later of (i) fifteen (15) Business Days after the expiration of the Offer Period and (ii) five (5) Business Days after receipt of all governmental consents and approvals, and the expiration of all governmental waiting periods, required for such Transfer. BACI shall give participating Blackstone Entities and/or designees at least five (5) Business Days written notice of the closing date.

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                  (b) If none of the Blackstone Entities exercises its right of first refusal under Section 2.3(a), then BACI shall be permitted to Transfer the Ordinary Shares subject to the Offer Notice, no later than sixty (60) days after the expiration of the Offer Period at a price not less than the purchase price per share set forth in the Offer Notice and on other terms not materially less favorable to BACI than those terms set forth in the Offer Notice. If BACI does not Transfer the Ordinary Shares in the time period provided for in this Section 2.3(b), any Transfer by BACI of any such shares after such period shall again be subject to this Section 2.3.

                  2.4 TAG-ALONG RIGHTS. Until the six (6) month anniversary of the Initial Public Offering (or such shorter period as the underwriters for such Initial Public Offering shall require of either the Blackstone Entities or
BACI), if any Blackstone Entity (a "SELLING SHAREHOLDER") proposes to Transfer Ordinary Shares, which Transfer or series of related Transfers relates to more than 5% of the then-outstanding Ordinary Shares (other than (i) to an Affiliate that qualifies as a Permitted Assign or (ii) pursuant to the exercise of rights set forth in Section 2.5 or in the Registration Rights Agreement) (any such transaction, a "PROPOSED SALE"), then each of the other Shareholders that is not a Blackstone Entity will have the right to require the proposed Transferee (a "PROPOSED TRANSFEREE") to purchase from any such other Shareholder who exercises its rights pursuant to this Section 2.4 (a "TAGGING SHAREHOLDER") up to the number of Ordinary Shares equal to the product (rounded up to the nearest whole number) of (x) the quotient determined by DIVIDING (A) the aggregate number of Ordinary Shares owned by such Tagging Shareholder by (B) the aggregate number of Ordinary Shares owned by the Selling Shareholder(s) and all Tagging Shareholders and (y) the total number of Ordinary Shares proposed to be directly or indirectly Transferred to the Proposed Transferee, at the same price per Ordinary Share and upon the same terms and conditions (including, without limitation, time of payment, form of consideration and adjustments to purchase price) as the Selling Shareholder; PROVIDED that in order to be entitled to exercise its right to sell Ordinary Shares to the Proposed Transferee pursuant to this Section 2.4, each Tagging Shareholder shall agree to make to the Proposed Transferee the same representations, warranties, covenants, indemnities and agreements as the Selling Shareholder agrees to make in connection with the Proposed Sale and shall agree to the same conditions to the Proposed Sale as the Selling Shareholder agrees (except that, in the case of representations, warranties, conditions, covenants, indemnities and agreements pertaining specifically to the Selling Shareholder, each Tagging Shareholder shall make comparable representations, warranties, covenants, indemnities and agreements and shall agree to comparable conditions, in each case to the extent applicable and pertaining specifically to itself and only to itself); provided that all representations, warranties, covenants, indemnities and agreements (other than those referred to in the immediately preceding exception) shall be made by the Selling Shareholder and each Tagging Shareholder severally and not jointly and that any liability to the Selling Shareholder and the Tagging Shareholders thereunder shall be borne by each of them on a PRO RATA basis determined according to the number of Ordinary Shares sold by each of them. Each Tagging Shareholder will be responsible for its proportionate share of the costs of the Proposed Sale to the extent not paid or reimbursed by the Company, the Proposed Transferee or another Person (other than the Selling Shareholder). The Selling Shareholder shall be entitled to estimate each Tagging Shareholder's proportionate share of such costs and to withhold such amounts from payments to be made to such Tagging Shareholder at the time of closing of such Proposed Sale; PROVIDED that (i) such estimate shall not preclude the Selling Shareholder from recovering additional amounts from any Tagging Shareholder in respect of such Tagging Shareholder's proportionate share (based on the number of Ordinary Shares sold)

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of such costs and (ii) the Selling Shareholder shall promptly reimburse each
Tagging Shareholder to the extent actual amounts are ultimately less than the estimated amounts paid by such Tagging Shareholder or any such amounts are paid by the Company, the Proposed Transferee or another Person (other than the Selling Shareholder).

                  (b) The Selling Shareholder will give notice to the other Shareholders of each Proposed Sale prior to the proposed closing date for such proposed Transfer, setting forth the number of Ordinary Shares proposed to be so Transferred, the name and address of the Proposed Transferee, the proposed amount and form of consideration (and if such consideration consists in part or in whole of property other than cash, the Selling Shareholder will provide such information, to the extent reasonably available to the Selling Shareholder, relating to such non-cash consideration as the Tagging Shareholders together may reasonably request in order to evaluate such non-cash consideration) and other terms and conditions of payment offered by the Proposed Transferee. The Selling Shareholder will deliver or cause to be delivered to each Tagging Stockholder copies of all transaction documents relating to the Proposed Sale promptly as the same become available. The tag-along rights provided by this Section 2.4 must be exercised by the Tagging Shareholders within fifteen (15) Business Days following receipt of the notice required to be delivered by the Selling Shareholder pursuant to this paragraph (b) by delivery of a written notice to the Selling Shareholder indicating such Tagging Shareholder's desire to exercise its rights and specifying the number of Ordinary Shares it desires to sell (the "TAG-ALONG NOTICE").

                  (c) If any Tagging Shareholder exercises its rights under this
Section 2.4, the closing of the purchase of the Ordinary Shares with respect to which such rights have been exercised will take place concurrently with the closing of the sale of the Selling Shareholder's Ordinary Shares to the Proposed Transferee. The Seller Shareholder shall use reasonable efforts to obtain the agreement of the Proposed Transferee to the participation of all Tagging Shareholders in any applicable Transfer, and no Selling Shareholder shall consummate any transfer to which this Section 2.4 applies unless the Ordinary Shares entitled to be sold by the Tagging Shareholders pursuant to this Section
2.4 are purchased by the Proposed Transferee (or by the Selling Shareholder or its designee in lieu of such Proposed Transferee).

                  (d) Notwithstanding anything contained in this Section 2.4, there shall be no liability on the part of the Selling Shareholder to any Tagging Shareholder if the Transfer of such Selling Shareholder's Ordinary Shares pursuant to this Section 2.4 is not consummated for any reason. Whether to effect a Proposed Sale of Ordinary Shares, or to terminate any such transaction prior to consummation, is in the sole and absolute discretion of such Selling Shareholder.

                  (e) No Blackstone Entity shall avoid its obligations under this Section 2.4, or permit any of its Affiliates to take any action which, if taken by such Blackstone Entity, would be such an avoidance of its obligations, by transferring to a non-Affiliate equity interests in any Blackstone Intervening Entity in an amount and manner that, if such Transfer were of Ordinary Shares, would require such entity to comply with its obligations to Shareholders pursuant to this Section 2.4 without making appropriate accommodation to BACI, bearing in mind the provisions of this Section 2.4.

                  2.5 DRAG-ALONG RIGHTS. Until the six (6) month anniversary of the Initial Public Offering, so long as this Agreement remains in effect, if any Shareholder or Shareholders holding at least a majority of the aggregate outstanding Ordinary Shares (collectively, the "MAJORITY SHAREHOLDERS") receive an offer from a Person other than an Affiliate of such Shareholder or Shareholders (a "DRAG-ALONG BUYER") to purchase or otherwise acquire at least a majority of the aggregate outstanding Ordinary Shares and the Majority Shareholders propose to accept such offer, then each other Shareholder (collectively, the "DRAG-ALONG SHAREHOLDERS") shall, if requested by the Majority Shareholders in accordance with this Section 2.5, Transfer to such Drag Along Buyer, subject to Section 2.5(b), on the terms of the offer to be accepted by the Majority Shareholders, including, without limitation, time of payment, form of consideration and adjustments to purchase price, the number of Ordinary Shares equal to the number of Ordinary Shares owned by it multiplied by the percentage of the then-outstanding Ordinary Shares to which the Drag-Along Buyer's offer is applicable. For purposes of clarification, this Section 2.5 shall not apply to securities received by a Shareholder pursuant to a transaction contemplated by Section 2.4 or a prior exercise of this Section 2.5.

                  (b) The Majority Shareholders will give notice (the "DRAG-ALONG NOTICE") to the Drag-Along Shareholders of any proposed Transfer giving rise to the rights of the Majority Shareholders set forth in Section 2.5(a) no later than fifteen (15) Business Days prior to the proposed closing date for such proposed Transfer. The Drag-Along Notice will set forth the number of Ordinary Shares proposed to be so Transferred, the name of the Drag-Along Buyer, the proposed amount and form of consideration (and if such consideration consists in part or in whole of property other than cash, the Majority Shareholders will provide such information, to the extent reasonably available to the Majority Shareholders, relating to such non-cash consideration as the Drag-Along Shareholders together may reasonably request in order to evaluate such non-cash consideration), the number of Ordinary Shares sought and the other terms and conditions of the offer. Each Drag-Along Shareholder shall agree to make the same representations, warranties, covenants, indemnities and agreements that the Majority Shareholders agree to make (except that, in the case of representations, warranties, conditions, covenants, indemnities and agreements pertaining specifically to any of the Majority Shareholders, each Drag-Along Shareholder shall make the comparable representations, warranties, covenants, indemnities and agreements and shall agree to comparable conditions, in each case to the extent applicable and pertaining specifically to itself and only to itself); PROVIDED that all representations, warranties, covenants, indemnities and agreements (other than those referred to in the immediately preceding exception) shall be made by each Majority Shareholder and each Drag-Along Shareholder severally and not jointly and that any liability of the Majority Shareholders and the Drag-Along Shareholders thereunder shall be borne by each of them on a PRO RATA basis determined according to the number of Ordinary Shares sold by each of them; and PROVIDED, FURTHER, that in no event shall any such indemnification obligation of any Drag-Along Shareholder in connection with such transaction exceed such Drag-Along Shareholder's proceeds of such transaction. In the event that any such Transfer is structured as a merger, consolidation or similar business combination, each Drag-Along Shareholder agrees to vote in favor of the transaction and to take all action to waive any dissenters, appraisal or other similar rights. Each Drag-Along Shareholder will be responsible for its proportionate share of the costs of such Transfer (except for any costs incurred solely for the benefit of individual shareholders, other than reasonable attorneys' fees of the Drag-Along Shareholders, which shall be included in the costs of such Transfer) to the extent not paid or reimbursed by the Company, the Drag-Along

Buyer or another Person (other than the Majority Shareholders). The Majority Shareholders shall be entitled to estimate each Drag-Along Shareholder's proportionate share of such costs and to withhold such amounts from payments to be made to such Drag-Along Shareholder at the time of closing of such Transfer; provided that (i) such estimate shall not preclude the Majority Shareholders from recovering additional amounts from any Drag-Along Shareholder in respect of such Drag-Along Shareholder's proportionate share of such costs and (ii) the Majority Shareholders shall reimburse each Drag-Along Shareholder to the extent actual amounts are ultimately less than the estimated amounts paid by such Drag-Along Shareholder or any such amounts are paid by the Company, the Drag-Along Buyer or another Person (other than the Majority Shareholders).

                  2.6 TERMINATION. Unless otherwise expressly provided for in this Article II, all sections in this Article II shall terminate with respect to any Shareholder on the date that is the six (6) month anniversary of the Initial Public Offering.

                   ARTICLE III. CORPORATE GOVERNANCE MATTERS

                  3.1 BOARD OF DIRECTORS. The Blackstone Entities (or their respective designated Affiliates) shall be entitled, but not required, to designate all nominees for election to the Board (and shall designate at least two (2) such nominees), other than (i) any Directors entitled to be designated by the holders of the Preferred Shares pursuant to the Memorandum and Articles of Association (or comparable governing documents) of the Company and (ii) one Director which shall be designated by BA Capital Investors Sidecar Fund, L.P., together with any BACI Affiliate Transferees. Subject to applicable fiduciary duties, the Company and each Shareholder shall take all action necessary to effect such designations to the Board. Any Director not so designated by a Shareholder pursuant to this Section 3.1 shall be designated in accordance with the Memorandum and Articles of Association (or comparable governing documents) of the Company; PROVIDED that, to the extent permitted by law, in the event that BA Capital Investors Sidecar Fund, L.P., together with any BACI Affiliate Transferees, is entitled to designate a Director pursuant to this Section 3.1 and has not yet done so, such Director seat shall remain vacant until such designation is made, PROVIDED that BA Capital Investors Sidecar Fund, L.P. shall make such designation as promptly as possible. In addition, any Director designated by BA Capital Investors Sidecar Fund, L.P., together with any BACI Affiliate Transferees, shall be entitled to serve as a member of any committee of the Board that has been delegated decision-making authority by the Board, other than the audit committee and subject to applicable law and the rules of any applicable securities exchange or interdealer quotation system on which any securities of the Company are then listed.

                  (b) Notwithstanding anything to the contrary in subsection (a) above, BA Capital Investors Sidecar Fund, L.P., together with any BACI Affiliate Transferees, shall not be entitled to designate any Director or director or other member of a comparable governing body pursuant to paragraph (a) of this
Section 3.1 upon the later of (i) the date on which BA Capital Investors Sidecar Fund, L.P., together with any BACI Affiliate Transferees, ceases to hold Ordinary Shares representing at least 5% of the total outstanding Ordinary Shares and (ii) the consummation of the restructuring contemplated by Exhibit A hereto in substantially the manner reflected therein; PROVIDED that BA Capital Investors Sidecar Fund, L.P., together with any BACI Affiliate Transferees, shall thereafter be able to designate one non-voting observer (the

"OBSERVER") to the Board until such time as BA Capital Investors Sidecar Fund, L.P. and any BACI Affiliate Transferees no longer hold any Ordinary Shares. Any such Observer shall be entitled to receive all notices and materials distributed to Directors.

                  (c) The Company shall take all necessary actions and each of the Shareholders hereby agrees to take such actions provided for under the terms of the Ordinary Shares held by them, in each case to appoint the designees referred to in Section 3.1(a) to the Board. If, following an election to the Board pursuant to this Section 3.1, any Director designated by a Shareholder shall resign or be removed or be unable to serve for any reason prior to the expiration of his or her term as a Director, the Shareholder that designated such Director may notify the Board in writing of a replacement designee and the Company shall take all necessary actions, and each of the Shareholders hereby agree to take such actions provided for under the terms of the Ordinary Shares held by them, in each case to appoint such designee to the Board. If a Shareholder who designated a Director pursuant to the terms of this Agreement requests that such designee be removed as a Director (with or without cause) by written notice thereof to the Company, then the Company shall take all necessary actions, and each of the Shareholders shall take all actions provided for under the terms of the Ordinary Shares held by them, in each case to effect such removal upon such request. Each Shareholder agrees not to take any action to remove a Director designated by a Shareholder in accordance with this Section
3.1 other than in accordance with the preceding sentence.

The Company shall take all necessary actions within its power to enable BA Capital Investors Sidecar Fund, L.P., together with any BACI Affiliate Transferees, to designate one director or non-voting observer to the board of directors, or comparable governing body, of each subsidiary of the Company (other than, until such time that the Company first owns 100% of all the outstanding ordinary shares and warrants, options and rights or securities convertible into, exchangeable or exercisable for ordinary shares of Celanese AG, such comparable governing bodies of Celanese AG and its subsidiaries), to the extent BA Capital Investors Sidecar Fund, L.P., together with any BACI Affiliate Transferees, is then entitled to designate a Director or an Observer, as the case may be, to the Board pursuant to this Section 3.1. For purposes of clarification, for any entity that has a two-tier board structure, the comparable governing body shall be the supervisory board or comparable body (and not the management board or comparable body).

                  (d) The Company will pay all reasonable out-of-pocket expenses incurred by the Directors (and, if applicable, any Observer designated pursuant to Section 3.1) in connection with their participation in meetings of the Board (and committees thereof), as well as such expenses of the members of the boards of directors or comparable governing bodies (and committees thereof) of the subsidiaries of the Company. Each Director, in his or her capacity as such, shall be entitled to the same reimbursement, indemnification and insurance as any other Director receives in his or her capacity as such.

                  3.2 VOTING OF SHARES; ACTION BY THE COMPANY. At any annual or special meeting of shareholders of the Company or in any written consent executed in lieu of such a meeting of shareholders, the Shareholders shall take all other action provided for under the terms of the Ordinary Shares held by them, including by way of voting their Ordinary Shares and/or executing consents in writing in lieu of a meeting of shareholders, to give effect to the agreements contained in this Agreement (including the Redomiciliation). In order to effectuate the provisions of this Article III, each Shareholder hereby agrees that when any action or vote is required to be taken by such Shareholder pursuant to this Agreement, such Shareholder shall use its best efforts to call, or cause the appropriate officers and directors of the Company to call, a special or annual meeting of shareholders of the Company, as the case may be, or execute or cause to be executed a consent in writing in lieu of any such meetings pursuant to applicable provisions of The Companies Law (2003 Revision) of the Cayman Islands (or, following the Redomiciliation, the Delaware General Corporation Law). In addition, the Company shall take all necessary actions to give effect to the agreements contained in this Agreement.

                        ARTICLE IV. SUBSCRIPTION RIGHTS

                  4.1 SUBSCRIPTION RIGHT. At any time prior to the Initial Public Offering, each Shareholder shall have the right to purchase for cash its Subscription Right Pro Rata Share of (i) newly issued Ordinary Shares (ii) any warrants, options and rights or securities convertible into, exchangeable or exercisable for Ordinary Shares of the Company ("SHARE EQUIVALENTS") or (iii) only if one or more Blackstone Entities participates in such sale by the Company, any other shares of the Company, or securities convertible into, exchangeable or exercisable for such other shares ("Other Shares"), in each case which the Company may from time to time propose to sell to any Person for cash, provided (i) that the foregoing will not apply to the issuance of Ordinary Shares, Share Equivalents or Other Shares to management or employees of the Company, provided that any such issuance results in dilution of the Shareholders on a PRO RATA basis. The "SUBSCRIPTION RIGHT PRO RATA SHARE" shall be, at any given time, (i) with respect to an issuance of Ordinary Shares, that proportion which the number of Ordinary Shares held by a Shareholder at such time bears to the total Ordinary Shares issued and outstanding at such time (ii) with respect to an issuance of Share Equivalents, that proportion which the number of Ordinary Shares held by a Shareholder at such time bears to the total Ordinary Shares issued and outstanding at such time, as calculated on a fully diluted basis and (iii) with respect to an issuance of Other Shares, that proportion of the amount of such Other Shares being purchased by the Blackstone Entities, in the aggregate, which the number of Ordinary Shares held by a Shareholder at such time bears to the total Ordinary Shares issued and outstanding at such time. Each Shareholder acknowledges that the Company may determine to grant management and employee stock options and/or other equity interests that will dilute the equity holdings of each such Shareholder on a pro rata basis.

                  4.2 SUBSCRIPTION NOTICES. In the event the Company proposes to undertake an issuance of Ordinary Shares, or Share Equivalents and/or Other Shares for cash that gives rise to the subscription rights described in Section 4.1, it shall give each Shareholder written notice (the "SUBSCRIPTION NOTICE") of its intention to do so, specifying the price, the identity of the purchaser and the principal terms upon which the Company proposes to issue the same. Each Shareholder shall have fifteen (15) Business Days from the delivery date of any Subscription Notice (the "SUBSCRIPTION OFFER PERIOD") to agree to purchase a number of Ordinary Shares and/or the Share Equivalents and/or Other Shares being sold by the Company, as the case may be, up to such Shareholder's Subscription Right Pro Rata Share (in each case calculated prior to the issuance) for the price and upon the terms specified in the Subscription Notice by giving written notice to the Company and stating therein the number of Ordinary Shares, Share Equivalents and/or Other Shares to be purchased. The Company may consummate the proposed sale for which a Subscription Notice is given within sixty (60) days from the expiration of the Subscription Offer

Period; if such sale if not consummated by such date, the provisions of this
Section 4.1 shall apply again with respect to such sale. The purchase of securities by any Shareholder that exercises its rights pursuant to this Section
4.2 shall be consummated upon the latest of (i) the consummation of the sale by the Company that gave rise to the rights of such Shareholder pursuant to this
Section 4.1, (ii) fifteen (15) Business Days after the expiration of the Subscription Offer Period and (iii) two Business Days after the expiration or termination of any applicable waiting periods and any extensions thereof under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 without the competent antitrust authorities in the U.S. having issued a decision to prohibit such purchase.

                              ARTICLE V. COVENANTS

                  5.1 BOOKS AND RECORDS; ACCESS. The Company shall, and shall cause its subsidiaries to, keep proper books, records and accounts, in which full and correct entries shall be made of all financial transactions and the assets and business of the Company and each of its subsidiaries in accordance with generally accepted accounting principles. The Company shall, and shall cause its subsidiaries to, permit any Shareholder, at reasonable times and upon reasonable prior notice to the Company, to review the books and records of the Company or any of such subsidiaries and to discuss the affairs, finances and condition of the Company or any of such subsidiaries with the officers of the Company or any such subsidiary.

                  5.2 Periodic Reporting. (a) The Company shall deliver or cause to be delivered to each Shareholder:


                  (i) as soon as available, but not later than 90 days after the end of each fiscal year of the Company, a copy of the audited consolidated balance sheet of the Company and its subsidiaries as of the end of such fiscal year and the related statements of operations and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous year, all in reasonable detail;

                  (ii) commencing with the fiscal period ending after September 30, 2004, as soon as available, but in any event not later than 45 days after the end of each of the first three fiscal quarters of each fiscal year, the unaudited consolidated balance sheet of the Company and its subsidiaries, and the related statements of operations and cash flows for such quarter and for the period commencing on the first day of the fiscal year and ending on the last day of such quarter;

                  (iii) to the extent otherwise prepared by the Company, operating and capital expenditure budgets and periodic information packages relating to the operations and cash flows of the Company and its subsidiaries; and

                  (iv) all tax information (including information prepared in accordance with United States federal income tax principles) regarding the Company, its subsidiaries and its direct and indirect owners as (A) is necessary for a Shareholder to (i) prepare accurately all tax returns (including, but not limited to, United States federal income tax returns) required to be filed by such Shareholder with respect to its investment in the Company and (ii) comply with any tax reporting requirements (including, but not limited to, any tax reporting requirements imposed by United States federal income tax laws) imposed as a result of such Shareholder's ownership of an equity interest in the Company or (B) is reasonably requested by a Shareholder to engage in such Shareholder's own tax planning with respect to its investment in the Company.

                  (b) The Company shall deliver to each Blackstone Entity such other reports and information as may be reasonably requested by such Blackstone Entity.

                  5.3 CONFIDENTIALITY. Except as required by law or other legal proceeding or regulatory process, each party hereto will, and will cause each of their respective subsidiaries, Affiliates and representatives to, maintain in confidence, any non-public or confidential proprietary information furnished to them by or on behalf of any other party or its representatives in connection with this Agreement or the transactions contemplated hereby. All information provided under this Agreement shall be deemed confidential; PROVIDED, HOWEVER, that information shall not be deemed confidential if (a) at the time of disclosure, such information is generally available to and known by the public (other than as a result of a disclosure directly by the recipient or any of its representatives), (b) such information was available to the recipient on a non-confidential basis from a source that is not and was not prohibited from disclosing such information to the recipient by a contractual, legal or fiduciary obligation or (c) such information is known to the recipient prior to or independently of its relationship with the party providing such information.

                  5.4 INDEMNIFICATION. The Company shall indemnify and hold harmless, to the full extent permitted by law, each of Blackstone LR Associates (Cayman) IV Ltd, Blackstone Management Associates (Cayman) IV L.P., Blackstone Capital Partners (Cayman) IV L.P., Blackstone Capital Partners (Cayman) IV-A L.P., Blackstone Family Investment Partnership (Cayman) IV-A L.P., Blackstone Chemical Coinvest Partners (Cayman) L.P., Blackstone Participation Partnership IV L.P., BCP 1, BCP 2 and BCP 3, BACI and each of their directors, officers, employees, shareholders, general partners, limited partners, members, advisory directors, managing directors (and directors, officers, employees, shareholders, general partners, limited partners, members, advisory directors, managing directors and controlling persons thereof)(collectively, "RELATED PERSONS"), against any and all losses, claims, damages or liabilities, joint or several, and expenses (including without limitation, reasonable attorneys' fees and any and all reasonable expenses incurred investigating, preparing or defending against any litigation, commenced or threatened, or any claim, and any and all amounts paid in any settlement of any such claim or litigation) to which such Related Person may become subject, insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) or expenses arise out of or are based upon the Offer or the other transactions contemplated thereby. Such indemnification obligation shall be in addition to any liability which the Company may otherwise have to any other such Related Person.

                  5.5 EXPENSES AND FEES. The Company shall reimburse the Blackstone Entities and their respective Affiliates for their respective reasonable out-of-pocket fees and expenses incurred in connection with the Offer, subject to receipt of documentation thereof reasonably acceptable to the Company. The Company shall reimburse BA Capital Investors Sidecar Fund, L.P. for its reasonable out-of-pocket fees and expenses incurred in connection with its subscription for Ordinary Shares acquired in connection with the consummation of the Offer

(including, without limitation, due diligence investigation, and the negotiation of the commitment letter and agreements, in each case relating to such subscription), subject to receipt of documentation thereof reasonably acceptable to the Company. The Company shall reimburse such fees and expenses concurrently with the Tender Offer Closing to the extent such documentation has been received by the Company at least two (2) Business Days prior to the date of the Tender Offer Closing, and shall reimburse all other such fees and expenses as promptly as practicable following receipt of such documentation.

                  5.6 USE OF SHAREHOLDERS' NAMES. Neither any Shareholder nor the Company shall use the name of any Shareholder in connection with the business or affairs of the Company, including for purposes of publicity, public relations, marketing or fundraising, without obtaining the prior written consent of the Shareholder whose name is proposed to be used, except (1) as required by law or other legal proceeding or regulatory process or (2) for the listing of a Shareholder as a beneficial owner of registered ordinary shares of Celanese AG and/or any other entity for which public disclosure of such beneficial ownership is required or advisable, subject, in the case of these clauses (1) and (2), to prior review and comment by such Shareholder to the extent practicable under the circumstances.

                  5.7 REDOMICILIATION. It is the intention of the parties to effect a redomiciliation of the Company to Delaware (the "REDOMICILIATION") at a time and in a manner determined by the Company. Each Shareholder shall take all action provided for under the terms of the Ordinary Shares held by them, including by way of voting their Ordinary Shares and/or executing consents in writing in lieu of a meeting of shareholders, to facilitate and effectuate the Redomiciliation. Following the Redomiciliation, this Agreement shall apply, MUTATIS MUTANDIS, to the Company as redomiciled in Delaware and to the common stock of the Company held by the Shareholders.

                           ARTICLE VI. MISCELLANEOUS

                  6.1 ADDITIONAL SECURITIES SUBJECT TO AGREEMENT. Each Shareholder agrees that any other equity securities of the Company which it hereafter acquires by means of a stock split, stock dividend, distribution, exercise of options or warrants, additional equity subscription, reorganization, redomiciliation or otherwise (other than pursuant to a Public Offering) will be subject to the provisions of this Agreement to the same extent as if held on the date hereof. If any Shareholder is issued any Share Equivalents, the Shareholders agree to amend this Agreement to the extent necessary to reflect such issuance in a manner consistent with the terms and conditions hereof.

                  6.2 RECAPITALIZATION, EXCHANGE, ETC. The provisions of this Agreement shall apply, to the full extent set forth herein with respect to the Ordinary Shares and Share Equivalents, to any and all shares, Share Equivalents or other securities of the Company or any successor to the Company that may be issued in respect of, in exchange for, or in substitution of the Ordinary Shares or Share Equivalents. If, and as often as, there are any changes in the Ordinary Shares or the Share Equivalents, by way of any reclassifications or through merger, consolidation, reorganization, recapitalization, redomiciliation or by any other means occurring after the date of this Agreement, appropriate adjustment shall be made to the provisions of this Agreement, as may be required, so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Ordinary Shares and Share Equivalents as so changed.

                  6.3 TERMINATION. This Agreement shall terminate with respect to any Shareholder, on the date of which such Shareholder ceases to hold any Ordinary Shares, except that Sections 5.3 and 5.4 shall survive such termination.

                  6.4 Notices. Any notice, request, instruction or other document to be given hereunder by any party hereto to another party hereto shall be in writing, shall be and shall be deemed given when (i) delivered personally,
(ii) five (5) Business Days after being sent by certified or registered mail, postage prepaid, return receipt requested, (iii) one (1) Business Day after being sent by Federal Express or other nationally recognized overnight courier, or (iv) if transmitted by facsimile if confirmed within 24 hours thereafter a signed original sent in the manner provided in clause (i), (ii) or (iii) to the parties at the following addresses (or at such other address for a party as shall be specified by notice from such party):

           if to the Company or any Blackstone Entity, to such Person at:

                  Blackstone Crystal Holdings Capital Partners (Cayman) IV Ltd. c/o The Blackstone Group L.P.
                  345 Park Avenue
                  New York, New York 10154
                  Attention:     Chinh Chu
                  Fax:           (212) 583-5722

           with a copy to:

                  Simpson Thacher & Bartlett LLP
                  425 Lexington Avenue
                  New York, New York 10017
                  Attention:     William R. Dougherty, Esq.
                  Fax:           (212) 455-2502

           if to BACI:

                  BA Capital Investors Sidecar Fund, L.P.
                  c/o Banc of America Capital Investors, L.P.
                  Banc of America Corporate Center
                  100 North Tryon Street, 25th Floor
                  Charlotte, NC 28255
                  Attention:     J. Travis Hain
                  Fax:           (704) 386-6432

           with a copy to:

                  Kirkland & Ellis LLP
                  200 East Randolph Drive
                  Chicago, IL 60601
                  Attention:     Margaret A. Gibson
                  Fax:           (312) 861-2200

                  6.5 FURTHER ASSURANCES. The parties hereto will sign such further documents, cause such meetings to be held, resolutions passed, exercise their votes and do and perform and cause to be done such further acts and things as may be necessary in order to give full effect to this Agreement and every provision hereof.

                  6.6 ASSIGNMENT. This Agreement will inure to the benefit of and be binding on the parties hereto and their respective successors and Permitted Assigns. Except as specifically provided herein, this Agreement may not be assigned by BACI without the express prior written consent of the Blackstone Representative, and any attempted assignment, without such consents, will be null and void. The rights of any Blackstone Entity under this Agreement may be assigned by such Blackstone Entity to any Transferee of Ordinary Shares held by such Blackstone Entity, provided such Transferee becomes a Permitted Assign.

                  6.7 AMENDMENT; WAIVER. This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by the Company and Shareholders holding a majority of the Ordinary Shares subject to this Agreement, PROVIDED that no such amendment, supplement or other modification shall adversely affect the interests of any Shareholder hereunder disproportionately to other Shareholders without the written consent of such Shareholder; and PROVIDED, FURTHER, that no such amendment, supplement or modification shall adversely affect BACI in any material respect without the written consent of the holders of a majority of the Ordinary Shares held by BACI. No waiver by any party of any of the provisions hereof will be effective unless explicitly set forth in writing and executed by the party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, will be deemed to constitute a waiver by the party taking such action of compliance with any covenants or agreements contained herein. The waiver by any party hereto of a breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach.

                  6.8 THIRD PARTIES. Except as provided in Section 5.4, this Agreement does not create any rights, claims or benefits inuring to any person that is not a party hereto nor create or establish any third party beneficiary hereto.

                  6.9 GOVERNING LAW. This Agreement will be governed by, and construed in accordance with, the laws of the State of New York.


                  6.10 JURISDICTION. The courts of the State of New York in New York County and the United States District Court for the Southern District of New York shall have jurisdiction over the parties with respect to any dispute or controversy between them arising under or in connection with this agreement and, by execution and delivery of this agreement, each of the parties to this Agreement submits to the exclusive jurisdiction of those courts, including but not limited to the IN PERSONAM and subject matter jurisdiction of those courts, waives any objections to such jurisdiction on the grounds of venue or FORUM NON CONVENIENS, the absence of IN PERSONAM or subject matter jurisdiction and any similar grounds, consents to service of process by mail (in accordance with the notice provisions of this Agreement) or any other manner permitted by law, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement.

                  6.11 MUTUAL WAIVER OF JURY TRIAL. THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER THIS AGREEMENT.

                  6.12 SPECIFIC PERFORMANCE. The Company and each Shareholder acknowledge and agree that in the event of any breach of this Agreement by any of them, the Shareholders and the Company would be irreparably harmed and could not be made whole by monetary damages. Each party accordingly agrees to waive the defense in any action for specific performance that a remedy at law would be adequate and that the parties, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to compel specific performance of this Agreement.

                  6.13 ENTIRE AGREEMENT. This Agreement, together with the Subscription Agreement, the Registration Rights Agreement and the Hedge Cost Reimbursement Agreement, sets forth the entire understanding of the parties hereto with respect to the subject matter hereof. There are no agreements, representations, warranties, covenants or undertakings with respect to the subject matter hereof and thereof other than those expressly set forth herein and therein. This Agreement, together with the Subscription Agreement, the Registration Rights Agreement and the Hedge Cost Reimbursement Agreement, supersedes all other prior agreements and understandings between the parties, including the equity commitment agreement, dated February 25, 2004, between Banc of America Capital Investors, L.P. and Blackstone Management Associates (Cayman) IV L.P., on behalf of itself and its affiliates, with respect to such subject matter.

                  6.14 TITLES AND HEADINGS. The section headings contained in this Agreement are for reference purposes only and will not affect the meaning or interpretation of this Agreement.

                  6.15 SEVERABILITY. If one or more of the provisions, paragraphs, words, clauses, phrases or sentences contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision, paragraph, word, clause, phrase or sentence in every other respect and of the remaining provisions, paragraphs, words, clauses, phrases or sentences hereof shall not be in any way impaired, it being intended that all rights, powers and privileges of the parties hereto shall be enforceable to the fullest extent permitted by law.

                  6.16 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which together will be deemed to be one and the same instrument.

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                  IN WITNESS WHEREOF, each of the undersigned has executed this
Agreement or caused this Agreement to be executed on its behalf as of the date first written above.

                  BLACKSTONE CRYSTAL HOLDINGS CAPITAL PARTNERS (CAYMAN) IV LTD.

                             By:    /s/ Chinh Chu
                                    -----------------------------------
                                    Name: Chinh Chu
                                    Title:  Authorized Person


                  BLACKSTONE CAPITAL PARTNERS (CAYMAN) LTD. 1

                             By:    /s/ Chinh Chu
                                    -----------------------------------
                                    Name: Chinh Chu
                                    Title:  Authorized Person


                  BLACKSTONE CAPITAL PARTNERS (CAYMAN) LTD. 2

                             By:    /s/ Chinh Chu
                                    -----------------------------------
                                    Name: Chinh Chu
                                    Title:  Authorized Person


                  BLACKSTONE CAPITAL PARTNERS (CAYMAN) LTD. 3

                             By:    /s/ Chinh Chu
                                    -----------------------------------
                                    Name: Chinh Chu
                                    Title:  Authorized Person

                  BA CAPITAL INVESTORS SIDECAR FUND, L.P.

                  By:      BA Capital Management Sidecar, L.P.
                  Its:     General Partner

                  By:      BACM I Sidecar GP Limited
                  Its:     General Partner


                           By:  /s/ John Shimp
                                -----------------------------------
                           Name:  John Shimp
                           Title: Authorized Person